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                                                                    EXHIBIT 10.7


                       EMPLOYMENT AND CONSULTING AGREEMENT

      THIS EMPLOYMENT AND CONSULTING AGREEMENT ("Agreement") is entered into by and between Mr. Ronnie W. Barclay ("Barclay"), a resident of Houston, Texas, and Randall's Food Markets, Inc. ("Randall's"), a Texas corporation, having its principal place of business in Houston, Texas.

                                   WITNESSETH:

      WHEREAS, Barclay is presently an employee and officer of Randall's and, at various times, has been an employee, officer, and director of Randall's, certain of its affiliated and subsidiary companies, and/or their predecessors or successors in interest (collectively, with Randall's, the "Randall's Entities" or, individually, a "Randall's Entity"); and

      WHEREAS, Randall's anticipates a reorganization and transition among its executive officers and desires to retain Barclay in the employ of Randall's for such time as is necessary to assure that Randall's is prepared for this reorganization and transition and desires to secure the consulting services of Barclay for a period after the transition so that Barclay's experience and knowledge will be available to Randall's; and

      WHEREAS, Randall's and Barclay desire to continue Barclay's employment on a temporary basis and to establish a consulting relationship on such terms and conditions, and for the consideration, hereinafter set forth;

      NOW THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Barclay and Randall's hereby agree as follows:

ARTICLE 1: EMPLOYMENT, CONSULTING ENGAGEMENT, DUTIES AND COMPENSATION

      1.1 Employment Engagement. Randall's agrees to continue to employ Barclay and Barclay agrees to continue to be employed by Randall's in accordance with and subject to the terms of this Agreement.

      1.2 Service and Duties. Barclay and Randall's agree that during the period commencing on the Effective Date (as such term is defined in Section 7.1), and ending on the effective date of Barclay's termination of employment pursuant to
Section 3.1, Randall's shall employ Barclay as the Executive Vice President and Chief Administrative Officer of Randall's, or in such other executive positions as the parties mutually may agree. Barclay agrees to serve in such position(s) and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as additional duties and services appropriate to such office which the parties mutually may agree upon from time to time. Barclay's employment shall also be subject to the policies maintained and established by Randall's, as the same may be amended from time to time.

      1.3 Other Interests. Barclay agrees, during the period of his employment hereunder, to devote his primary business time, energy, and best efforts to the business and affairs of the Randall's Entities and not to engage, directly or indirectly, in any other business, investment, or activity that interferes with Barclay's performance of his duties hereunder, is contrary to the interests of any Randall's Entity, or requires any significant portion of Barclay's business time.

      1.4 Duty of Loyalty. Barclay acknowledges and agrees that during his employment with Randall's he owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Randall's and to do no act which would injure the business, interests, or reputation of any Randall's Entity. In keeping with those duties, Barclay shall make full disclosure to Randall's of all business opportunities pertaining to Randall's business and shall not appropriate for Barclay's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

      1.5 Location and Conditions of Employment. During Barclay's employment pursuant to Section 1.1, Randall's may not, without Barclay's consent (which consent shall not be unreasonably withheld), require Barclay's principal place of business to be anywhere other than within 20 miles of Barclay's job location on the day immediately preceding the Effective Date.

ARTICLE 2: COMPENSATION, PERQUISITES, BENEFITS, INSURANCE AND INDEMNITIES

      2.1 Base Salary. During the term of his employment, Barclay shall receive a base salary equivalent to $16,667 per month, or such greater amount as the parties mutually may agree upon from time to time. Barclay's base salary shall be paid in equal installments in accordance with Randall's standard policy regarding payment of compensation to executives but no less frequently than monthly.

      2.2 Perquisites. Subject to the approval of Randall's Chief Executive Officer in his sole discretion, while Barclay is actively employed under this Agreement, he shall be entitled to participate in those perquisites which are extended to similarly situated executives of Randall's. In addition, and not by way of limitation, and subject to the approval of Randall's Chief Executive Officer in his sole discretion, Barclay shall be afforded the following perquisites and benefits as incidences of his employment:

            (i) Business and Entertainment Expenses - Randall's shall reimburse Barclay for, or pay on behalf of Barclay, reasonable and appropriate expenses incurred by Barclay for business related purposes.

            (ii) Other Randall's Benefits - While employed by Randall's, Barclay, and to the extent applicable, Barclay's family, dependents, and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly-situated Randall's executives. Such benefits, plans, and programs may include, without limitation, any profit sharing plan, employee stock ownership plan, thrift plan, pension plan, health insurance or health care plan, disability insurance,


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       and the like. Randall's shall not however, by reason of this Section
       2.2(ii), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any benefit plan or program, so long as such changes are similarly applicable to executives generally.

      2.3 Increases in Compensation, Perquisites, and Benefits. Nothing in this Agreement shall limit Randall's, in its sole discretion, from increasing at any time Barclay's compensation, benefits, and perquisites above and beyond the minimums or levels established herein.

      2.4 Liability Insurance. Randall's agrees to maintain on behalf of Barclay, on a basis no less favorable to Barclay than as provided by Randall's on behalf of Barclay on the day prior to the Effective Date, all insurance coverages respecting any liability or potential liability which Barclay may incur in the future or may have incurred in the past in the scope of his employment, in the scope of his consulting engagement, in his status as a fiduciary, or as an officer or director of any Randall's Entity. Such coverages shall be maintained during Barclay's active employment and during his consulting engagement hereunder and at least for such "trailing periods" as are provided by such coverages on the day prior to the Effective Date. Notwithstanding the foregoing, in no event shall this Section 2.4 be construed to obligate Randall's to reimburse Barclay for any insurance premiums paid by Barclay for his personal umbrella insurance or any other insurance premiums. Further, notwithstanding any other provision in this Agreement to the contrary, this Section 2.4 shall survive the termination of Barclay's employment and Barclay's death.

      2.5 Indemnities. Randall's agrees to maintain on behalf of Barclay, on a basis no less favorable to Barclay than as provided by Randall's on behalf of Barclay on the day prior to the Effective Date, all contractual provisions (whether embodied in articles of incorporation, bylaws, board resolutions, agreements, or otherwise) which in any way limit the liability of, or provide advances or protections to, or indemnify Barclay respecting his past, present, or future employment, consulting relationship, status as a fiduciary, or position as an officer, or director of any Randall's Entity. Notwithstanding any other provision in this Agreement to the contrary, this Section 2.5 shall survive the termination of Barclay's employment and Barclay's death.

ARTICLE 3: TERM AND EFFECT OF TERMINATION OF EMPLOYMENT

      3.1 Term. The employment relationship created herein is intended to be temporary and is a calendar month-to-month at-will relationship. Such at-will relationship may be terminated at any time by either Randall's or Barclay upon thirty (30) days' prior written notice to the other party, provided that no action shall alter or amend any other provisions hereof or rights arising hereunder. A written notice by Randall's or Barclay given to the other party pursuant to this Section 3.1 shall state that it or he has elected to terminate Barclay's employment hereunder and the effective date of such termination (the "Termination Date"). As of the Termination Date and except as provided in
Article 6, Barclay shall terminate from employment with, and as an officer and director of, Randall's and any other Randall's Entity and from any other positions, posts, offices, or assignments respecting his association with Randall's or any other Randall's Entity. Except as otherwise provided in Article 6, Barclay acknowledges and agrees that he shall have no authority to and will not act as an employee, officer, director, or in any other capacity for any Randall's Entity from and after the


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

Termination Date. Notwithstanding anything in the foregoing to the contrary, from and after the Termination Date, Barclay shall be permitted to continue, and Randall's agrees that it will take no action to remove Barclay, as a member or director or officer of the Texas Marketing Education Advisory Board and/or the Texas A&M University Center for Executive Development.

      3.2 Compensation Through Termination. Randall's shall pay to Barclay his regular salary and benefits to the Termination Date. Such amounts shall be paid less customary withholding for taxes and applicable deductions. Payments made pursuant to this Section 3.2 together with payments made pursuant to Section 3.4 and, if applicable, Section 3.9 and Section 3.10, are in full satisfaction of all wages, benefits, and other compensation owed by any other Randall's Entities to Barclay for employment or service with any of the Randall's Entities through the Termination Date. All of Barclay's executive perquisites and benefits, except as otherwise provided herein, shall cease as of the Termination Date; provided, however, that Sections 2.4 and Section 2.5 shall survive Barclay's termination of employment.

      3.3 Expenses. Barclay shall, within thirty (30) days of the Termination Date, submit all actual, reasonable, and customary expenses incurred by him in the course of his employment with proper documentation, which, upon verification, Randall's shall reimburse promptly in accordance with Randall's reimbursement policy. Barclay acknowledges and agrees that he will not incur and has no authority to incur any employment related expenses after the Termination Date and further agrees that Randall's shall have no obligation to reimburse expenses not submitted within the time period set forth above except as provided in Section 6.3.

      3.4 Outplacement Services. Beginning upon a date of Barclay's choice subsequent to the Termination Date, Randall's shall provide, through a vendor mutually agreed to by Barclay and Randall's, outplacement services for Barclay in accordance with its customary policy of providing outplacement services for officers upon severance of employment; provided, however, that such outplacement services shall in no event be provided for a period in excess of one (1) year; and, provided further, that such outplacement services shall in no event be provided after December 31, 1998. Notwithstanding anything in the foregoing to the contrary, the total cost to Randall's of such outplacement services shall not exceed $30,000.

      3.5 Continuing Rights in Benefit Plans. Except as otherwise expressly provided herein, Barclay shall be entitled to receive the benefits to which he is entitled under any employee pension benefit plans or employee welfare benefit plans sponsored or maintained by the Randall's Entities according to their terms. In the event of any change or modification of any such plans after the Effective Date, including changes, if any, that may result in a reduction or termination of benefits, Barclay and any beneficiaries claiming through him in such plan or plans will be subject to such changes and modifications on the same terms and conditions as all other participants or beneficiaries.

      3.6 Cooperation. Barclay shall cooperate with the Randall's Entities to the extent reasonably required in all matters relating to the winding up of his pending work on behalf of any of the Randall's Entities and the orderly transfer of any such pending work as designated by Randall's pending the Termination Date. Barclay shall take such further action and execute any such


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further documents as may be reasonably necessary or appropriate in order to carry out the provisions and purposes of this Agreement.

      3.7 Company Assets. Promptly after Barclay's termination of employment, Barclay shall deliver to Randall's any property of any Randall's Entity or Entities that is in his possession or control, including, without limitation, any credit cards furnished by Randall's for his use.

      3.8 Severance Agreement. Barclay shall have thirty (30) days (or, if longer, the applicable period prescribed for valid waiver of claims under the Age Discrimination in Employment Act or the Older Workers Benefit Protection
Act) from and after the Termination Date (the "Consideration Period") to consider whether to execute the Severance Agreement and Release attached hereto as Exhibit A (the "Severance Agreement"). At any time during the Consideration Period, Barclay may elect (at his option and in his sole discretion) to execute the Severance Agreement. Barclay shall exercise any such election by executing and delivering the Severance Agreement to Randall's and upon such action, the Severance Agreement shall be binding upon Randall's; provided, however, that such election must be made within the Consideration Period and in accordance with the foregoing provisions of this Section 3.8.

      3.9 Death Benefit - Death Before Termination Date. In the event of Barclay's death while he is employed pursuant to Section 1.1, except as provided in this Section 3.9 and except as provided in Section 2.2, Section 2.4, Section 2.5, Section 3.3, and Section 3.5, all of Randall's obligations pursuant to this Agreement shall cease immediately upon such death; provided, however, that Barclay's estate shall be entitled to any unpaid amounts of Barclay's base salary (less applicable payroll tax withholding and deductions) though the end of the calendar month in which Barclay's death occurs; and provided further, that Randall's shall pay to Barclay's estate, within thirty (30) days after Randall's has received notice of Barclay's death, a lump sum cash payment in an amount equal to $865,857 (less any applicable payroll tax withholding). Notwithstanding anything to the contrary in the foregoing, in the event of Barclay's death while he is employed pursuant to Section 1.1, any "qualified beneficiary" (as such term is defined in section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to Barclay shall be entitled to continue medical and/or dental insurance for thirty-six (36) months following the date of Barclay's death on the same terms and conditions and for the same employee premium (reduced, if applicable, to reflect only such qualified beneficiary's coverage) as set forth in Section 6.3.

      3.10 Death Benefit - Death On Or After Termination Date. In the event of Barclay's death on or after the Termination Date but before the expiration of his consulting engagement pursuant to Section 6.1, except as provided in this
Section 3.10 and except as provided in Section 2.2, Section 2.4, Section 2.5,
Section 3.2, Section 3.3, and Section 3.5, all of Randall's obligations pursuant to this Agreement shall cease immediately upon such death; provided, however, that Randall's shall pay to Barclay's estate, within thirty (30) days after Randall's has received notice of Barclay's death, a lump sum cash payment in an amount equal to the difference between (a) $865,857 and (b) the sum of (i) any amounts paid out to Barclay by Randall's pursuant to Article 5 and Article 6 (other than as reimbursements for travel or related expenses or medical or dental expenses) up to the date such death benefit payment is made and (ii) any amounts forfeited by Barclay under this Agreement due to any breach of this Agreement by Barclay (other than any breach


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due to his death). The foregoing payment shall be net of any applicable payroll tax withholding. Notwithstanding anything to the contrary in the foregoing, in the event that Barclay has executed and delivered the Severance Agreement to Randall's in accordance with Section 3.8 and Barclay has not revoked the Severance Agreement within the seven-day period referred to in paragraph 16 thereof, then the figure "$218,000" shall be substituted in place of the figure "$865,857" for purposes of determining the amount of the payment due Barclay's estate under the immediately preceding sentence. Notwithstanding anything to the contrary in the foregoing, in the event of Barclay's death on or after the Termination Date, any "qualified beneficiary" (as such term is defined in section 4980B(g)(l) of the Code) with respect to Barclay shall be entitled to continue medical and/or dental insurance following the date of Barclay's death for the remaining unexpired portion of the term of thirty-six (36) months, on the same terms and conditions, and for the same employee premium (reduced, if applicable, to reflect only such qualified beneficiary's coverage) set forth in
Section 6.3.

ARTICLE 4: CONFIDENTIAL INFORMATION

      4.1 Proprietary and Confidential Information. In accordance with Barclay's existing and continuing obligations, Barclay agrees and acknowledges that the various Randall's Entities have developed and own valuable "Proprietary and Confidential Information" which constitutes valuable and unique property including, without limitation, concepts, ideas, plans, strategies, analyses, surveys, and proprietary information related to the past, present, or anticipated business of various of the Randall's Entities, including, but not limited to, costs, prices, uses, applications of products and services, results of investigations or experiments, and all apparatus, products, processes, compositions, samples, formulas, computer programs, pricing policy, financial information, policy and/or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of Randall's Entities' contracts with suppliers, employees, and customers, the Randall's Entities' business philosophy, and servicing, retailing, or marketing methods and techniques at any time used, developed, or investigated by any Randall's Entity which are not generally available to the public or which are maintained as confidential by any Randall's Entity. Moreover, Barclay agrees and acknowledges that the term Proprietary and Confidential Information of the Randall's Entities includes, without limitation, all analyses, correspondence, data or information, memoranda, notes, records, or other documents, including charts or drawings, and all copies thereof, made, composed, or received by Barclay, solely or jointly with others, and which are in Barclay's possession, custody, or control and which are related in any manner to the past, present, or anticipated business of any of the Randall's Entities. Except as may be required by law, Barclay agrees that he will not at any time, either during or subsequent to the term of this Agreement, disclose to others, permit to be disclosed, use, permit to be used, copy, or permit to be copied, except in pursuance of his services on behalf of any Randall's Entity pursuant to Article 6, any such Proprietary and Confidential Information (whether or not developed by Barclay) without Randall's prior written consent. Except as may be required by law, Barclay further agrees to maintain in confidence any proprietary and confidential information of third parties received or of which Barclay has knowledge as a result of his employment, consulting engagement, association, or work with any Randall's Entity. Barclay agrees that Randall's shall be entitled to inform all potential or new employers of this Agreement. The prohibitions of this Section 4.1 shall not apply, however, to information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder).


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      4.2 Documents. Barclay agrees to leave in his office or deliver to
Randall's at the termination of his employment all correspondence, memoranda, notes, records, drawings, sketches, plans, supplier lists, employee lists, customer lists, product compositions, data or information, analysis, or other documents and all copies thereof (all of which are hereafter referred to as the "Documents") which are in his possession, custody, or control and which are related in any manner to the past, present, or anticipated business of any of the Randall's Entities. In this regard, Barclay hereby grants and conveys to Randall's all right, title, and interest in and to, including, without limitation, the right to possess, print, copy, and sell or otherwise dispose of any reports, records, papers, summaries, photographs, drawings, data, information, or other documents, and writings, and copies, abstracts or summaries thereof which may have been prepared by Barclay or under his direction or which may have come into Barclay's possession in any way during the term of his employment with any of the Randall's Entities which relate in any manner to past, present, or anticipated business of any of the Randall's Entities. Barclay acknowledges that all work performed, including but not limited to all Documents and other writings authored in whole or in part by him pursuant to his employment or his consulting engagement shall be deemed "work made for hire" under the Copyright Act and further agrees to assign, and does hereby assign, to Randall's all rights therein, including, without limitation, all copyrights therein, all rights to prepare derivative works therefrom, and all writer's, consultant's, architect's, engineer's, or other proprietary or "moral" rights therein for the full term thereof, throughout the world. Barclay shall not use, sell, or reproduce such work or any part thereof, without Randall's prior written permission. Notwithstanding anything in the foregoing to the contrary, however, Randall's and Barclay agree that Barclay may keep copies of speeches that Barclay delivered while employed by Randall's and, after the date which is two (2) years after the Termination Date, such speeches shall be considered to be in the public domain and may be used by Barclay as he sees fit. In the event of a breach or threatened breach of any of the provisions of Section 4.1 or
Section 4.2, Randall's shall be entitled to an injunction ordering the return of such Proprietary and Confidential Information and Documents and any and all copies thereof and restraining Barclay from using or disclosing, for Barclay's benefit or the benefit of others, in whole or in part, any Proprietary and Confidential Information, including, but not limited to, the Proprietary and Confidential Information which such Documents contain, constitute, or embody. Barclay further agrees that any breach or threatened breach of any of the provisions of Section 4.1 or Section 4.2 would cause irreparable injury to Randall's for which it would have no adequate remedy at law. Nothing herein shall be construed as prohibiting Randall's from pursuing any other remedies available to it for any such breach or threatened breach, including the recovery of damages.

ARTICLE 5: NON-COMPETITION AND COVENANTS REGARDING EMPLOYEES

      5.1 Non-Competition. Barclay and Randall's agree and acknowledge that Randall's Entities have developed and own valuable Proprietary and Confidential Information (as defined in Section 4.1) and that Randall's Entities have developed substantial goodwill. Barclay and Randall's further agree and acknowledge that Randall's has a substantial and legitimate interest in protecting its Proprietary and Confidential Information and goodwill. Randall's and Barclay further agree and acknowledge that the provisions of this Section
5.1 are reasonably necessary to protect Randall's legitimate business interests. During the two (2) year period following the Termination Date, Barclay shall not, as a shareholder, director, employee, officer, partner, consultant, or otherwise, at


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any location in the United States, engage directly or indirectly in any business or enterprise which is "in competition" with any Randall's Entity. A business or enterprise "in competition" with any Randall's Entity includes any business or enterprise that is engaged in any business activity of wholesale or retail grocery distribution within Texas. However, Barclay shall be allowed to purchase and hold for investment less than two percent (2%) of the shares of any corporation in competition with any Randall's Entity whose shares are regularly traded on a national securities exchange or in the over-the-counter market. Barclay further agrees that the existence of any claim or cause of action of Barclay against Randall's, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Randall's of any or all of this Section 5.1. Barclay agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 5.1 are reasonably necessary for the protection of Randall's legitimate business interests and are not oppressive or injurious to the public interest. As independent and valuable consideration for Barclay's obligations pursuant to this Section 5.1, Randall's agrees to pay to Barclay a total of $200,000 over the two (2) year term of this
Section 5.1 in equal bi-weekly installments (less any applicable withholding for taxes) with the first installment payable as of the Termination Date. Barclay agrees that in the event of a breach or threatened breach of any of the provisions of this Section 5.1, Randall's shall be entitled to inform all potential or new employers of Barclay of this Section 5.1, and Randall's shall be entitled to injunctive relief against Barclay's activities to the extent allowed by law. Barclay further agrees that any breach or threatened breach of any of the provisions of this Section 5.1 would cause irreparable injury to Randall's for which it would have no adequate remedy at law. Barclay and Randall's acknowledge that in the event Barclay breaches any obligation under this Section 5.1, the amount of damages caused by such breach is impossible or difficult to quantify. Therefore, Barclay and Randall's agree that, in the event Barclay materially breaches any of his obligations pursuant to this Section 5.1, as liquidated damages, all payments pursuant to this Section 5.1 shall cease immediately and no further payments shall be paid pursuant to this Section 5.1. Barclay and Randall's agree that the liquidated damages provided herein are a reasonable measure of recovery of damages in the event of a breach of Barclay's obligations pursuant to this Section 5.1 and are not provided as a penalty and further, that such liquidated damages shall serve as the only measure of damages in the event of such a breach. Nothing herein shall be construed as prohibiting Randall's from pursuing any other remedies available to it for any such breach or threatened breach; provided, however, that any recovery of damages shall be in accordance with the foregoing liquidated damage provisions. Notwithstanding anything in the foregoing to the contrary, not more than once in any six (6) month period (or, if the Board of Directors of Randall's (the "Board") so consents in its sole discretion, on a more frequent basis), Barclay may consult with the Board with respect to any proposed activity or a reasonable number of proposed activities of Barclay and, if Barclay obtains written permission from the Board to engage in such activity or activities, such activity or activities shall not constitute a breach of Barclay's obligations pursuant to this Section 5.1.

      5.2 Covenants Regarding Employees and Suppliers. Barclay agrees that during the three (3) year period following the Termination Date, he will not, at any location in the United States, solicit or induce any employee of any Randall's Entity to terminate employment, accept employment with anyone else, or to interfere in a similar manner with the business of any Randall's Entity. Barclay further agrees that during the three (3) year period following the Termination Date, he will not, at any location in the United States, in connection with or for the benefit of any business


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"in competition" (as defined in Section 5.1) with any Randall's Entity, solicit, contact, canvass, or attempt to solicit, contact, or canvass any of the suppliers or employees of any Randall's Entity with whom Barclay had direct or indirect contact while he was performing services for any Randall's Entity. Notwithstanding anything in the foregoing to the contrary, Barclay may contact suppliers of Randall's so long as that contact does not involve or concern the business activity of wholesale or retail grocery distribution in Texas.

ARTICLE 6: CONSULTING ENGAGEMENT

      6.1 Consulting Services. From and after the Termination Date, Barclay will consult and cooperate with Randall's on matters involving pending or future litigation in which Randall's is or may be involved and such other matters and at such times and places as Randall's may reasonably request. It is contemplated that Barclay's consulting services will be rendered on an irregular and part-time basis. Barclay will not be required to follow any established work schedule or to report to Randall's at any specified times, either when performing consulting services or during periods when Barclay is not performing services but is holding himself available to so perform; provided, however, that Barclay's presence and cooperation at certain conferences, depositions, and court appearances which relate to matters involving litigation may be required from time to time. In the performance of consulting services requested by Randall's, Barclay shall coordinate the furnishing of his services with representatives of Randall's, but the method and manner of performance of such services shall be within the control of Barclay; provided, however, that in matters involving litigation, Barclay shall cooperate fully with Randall's and Randall's outside counsel. Randall's shall not exercise supervision of Barclay in the performance of his consulting services.

      6.2 Consulting Term. Barclay's engagement as a consultant by Randall's pursuant to this Agreement shall continue until the expiration of three (3) years from the Termination Date.

      6.3 Consulting Fee. Recognizing that Barclay's consulting services will be rendered on an irregular and part-time basis, and in consideration for Barclay's covenants and promises in Section 6.1, Randall's shall pay Barclay a consulting fee of $6,000 per annum payable as one lump sum amount of $18,000 upon the Termination Date. As further payment for Barclay's consulting services, Randall's shall furnish to Barclay medical and dental insurance for thirty-six
(36) months following the Termination Date on the same terms and conditions as it is offered to officers of Randall's who are currently employed and as set forth in Randall's medical and dental plan(s), subject to Randall's right to amend, modify, or terminate such plan(s) providing such medical and/or dental insurance; and, further provided, that any employee premium due for such medical and/or dental insurance shall be paid by Barclay on or before the first day of each month to which such insurance relates. Notwithstanding the foregoing, in the event medical and/or dental insurance becomes available to Barclay through another employer, (a) Barclay agrees to notify Randall's of such availability within thirty (30) days of the time such insurance becomes available and (b) irrespective of the time Barclay gives such notice, the medical and/or dental insurance, as applicable, provided pursuant to this paragraph 18 shall cease immediately upon such availability. The consideration set forth in this Section
6.3 shall constitute payment in full for Barclay holding himself available to provide consulting services and for any and all consulting services actually performed for Randall's by Barclay. Barclay will pay all social security, federal income taxes, and all other


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liabilities and taxes incurred by, or on behalf of, or for the benefit of,
Barclay arising out of the performance of consulting services, and Randall's shall have no liability for any such taxes or other liabilities.

      6.4 Consulting Expenses. To the extent that Barclay incurs travel and/or other related expenses at the request of Randall's in the performance of Barclay's consulting services, Randall's agrees to reimburse Barclay for such actual and reasonable expenses so incurred.

      6.5 Confidential Information. Barclay recognizes and acknowledges that as a consultant he will have access to Proprietary and Confidential Information (as defined in Section 4.1) during his engagement as a consultant. Barclay expressly agrees that the provisions of Section 4.1 will at all times apply to any Proprietary and Confidential Information which he has access to as a consultant.

      6.6 Consulting Documents. Barclay further agrees to deliver to Randall's at the termination of his consulting engagement all Documents in accordance with the provisions of Section 4.2; and Barclay further agrees that Section 4.2 shall apply in its entirety to his consulting engagement with Randall's.

ARTICLE 7: MISCELLANEOUS

      7.1 Effective Date. The Effective Date of this Agreement shall be the date upon which this Agreement is signed by both Barclay and an authorized officer of Randall's.

      7.2 Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mall, return receipt requested, postage prepaid, addressed as follows:

      If to Randall's to: Randall's Food Markets, Inc.
                          3663 Briarpark
                          Houston, Texas 77042
                          Attention: Chief Executive Officer

                          and

                          Kohlberg Kravis Roberts & Co.
                          c/o Mr. David Sorkin
                          Simpson Thatcher & Bartlett
                          425 Lexington Avenue
                          New York, New York 10017-3954

      If to Barclay to:   Ronnie W. Barclay
                          36 West Rivercrest
                          Houston, Texas 77042

      7.3 Assignability. Barclay's rights and obligations hereunder may not be sold, transferred, assigned, or otherwise alienated as this Agreement is personal to Barclay.

      7.4 Remedies. Barclay and Randall's agree that, because damages at law for any breach or nonperformance of this Agreement by Barclay, while recoverable, will be inadequate, this Agreement may be enforced in equity by specific performance, injunction, accounting, or otherwise. Further, Barclay and Randall's agree that, in the event Barclay breaches any of his obligations under this Agreement, Barclay's right to continued coverage under Randall's medical and dental plan(s) pursuant to Section 6.3 shall be forfeited; provided, however, that in the event of such a forfeiture, Barclay, and any "qualified beneficiary" (as such term is defined in section 4980B(g)(l) of the Code) with respect to Barclay, shall have the right to elect COBRA coverage pursuant to
Section 7.5.

      7.5 COBRA Rights. Upon the termination of Barclay's medical and/or dental insurance by reason of (a) the expiration of the thirty-six (36) month period provided by Section 6.3, Section 3.9, or Section 3.10 together with Section 6.3,
(b) the availability to Barclay of medical and/or dental insurance through another employer, or (c) forfeiture pursuant to Section 7.4, such termination shall be treated as a qualifying event pursuant to section 4980B(f)(3) of the Code for purposes of determining the COBRA rights of Barclay and/or any "qualified beneficiary" (as such term is defined in section 4980B(g)(1) of the Code) with respect to Barclay.

      7.6 Enforcement of Agreement. No waiver or nonaction with respect to any breach by the other party of any provision of this Agreement, nor the waiver or nonaction with respect to any breach of the provisions of similar agreements with other employees shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself. Should any provisions hereof be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement. Portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

      7.7 Choice of Law. This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the laws of the State of Texas.

      7.8 Merger. This Agreement supersedes, replaces, and merges all previous agreements and discussions relating to the same or similar subject matters between Barclay and Randall's and constitutes the entire agreement between Barclay and Randall's with respect to the subject matter of this Agreement. This Agreement may not be changed or terminated orally, and no change, termination, or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of Randall's, by an authorized officer.

      7.9 Confidentiality. Barclay agrees that, following execution of this Agreement, he will not disclose the terms thereof or the consideration for it received from Randall's, to any other person, except in the case where, and only to the extent that, there is a bona fide need for such disclosure to a third party, such as in connection with obtaining advice or furnishing personal financial information, and, in each such case, only on the condition that such other person keeps such information strictly confidential. The foregoing exception notwithstanding, Barclay agrees that such information will in no case be disclosed to any employee or former employee of any of the Randall's Entities. The foregoing obligations of confidentiality shall not apply to information that is required to be disclosed as a result of any applicable law, rule, or regulation of any governmental authority, any stock exchange, or any court.

      7.10 Agreement Voluntary. Barclay acknowledges and agrees that he has carefully read this Agreement and that he has entered into this Agreement for the above stated consideration. Barclay warrants that he is fully competent to execute this Agreement which he understands to be contractual. Barclay further acknowledges that he executes this Agreement of his own free will, after having a reasonable period of time to review, study, and deliberate regarding its meaning and effect, and after being advised to consult an attorney, and without reliance on any representation of any kind or character not expressly set forth herein. Finally, fully knowing its effect and for the consideration stated above, Barclay voluntarily executes this Agreement.

      7.11 Headings. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, this 1st day of April, 1997.


                                           RANDALL'S FOOD MARKETS, INC.


                                           By: /s/ R. Randall Onstead
                                               --------------------------
                                             Name:   R. Randall Onstead
                                             Title:  President and CEO


                                           Ronnie W. Barclay


                                           /s/ Ronnie W. Barclay
                                           ------------------------------

                                    EXHIBIT A

                         SEVERANCE AGREEMENT AND RELEASE

      THIS SEVERANCE AGREEMENT AND RELEASE ("Agreement and Release") is entered into by and between Mr. Ronnie W. Barclay ("Barclay"), a resident of Houston, Texas, and Randall's Food Markets, Inc. ("Randall's"), a Texas corporation, having its principal place of business in Houston, Texas.

                                   WITNESSETH:

      WHEREAS, Barclay at various times, has been an employee, officer, and director of Randall's, certain of its affiliated and subsidiary companies, and/or their predecessors or successors in interest (collectively, with Randall's, the "Randall's Entities" or, individually, a "Randall's Entity"); and

      WHEREAS, Barclay has terminated from any and all positions he holds with Randall's or any other Randall's Entity, in the capacity of an employee, officer, director, or any other position or capacity held by virtue of his employment by Randall's or any other Randall's Entity; and

      WHEREAS, Barclay and Randall's have previously entered into a certain Employment and Consulting Agreement (the "E and C Agreement") pursuant to which, following Barclay's termination of employment with Randall's and at Barclay's election, Barclay may enter into this Agreement and Release whereby Barclay releases any claims or causes of action he may have arising from or relating to his employment or service or association with Randall's or any of the other Randall's Entities; and

      WHEREAS, Barclay desires to release any claims or causes of action he may have arising from or relating to his employment or service or association with Randall's or any of the other Randall's Entities;

      NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Barclay and Randall's hereby agree:

      1. Termination. Barclay hereby acknowledges that the payments made pursuant to Section 3.2 of the E and C Agreement together with the outplacement services provided pursuant to Section 3.4 of the E and C Agreement are in full satisfaction of all wages, benefits, and other compensation owed by any of the Randall's Entities to Barclay for employment or service to the effective date of his termination of employment (the "Termination Date").

      2. Severance Payments. Randall's agrees to pay to Barclay the following severance payments:

      (a) For the period, if any, beginning on the Effective Date (as such term is defined in paragraph 18) and ending on the Severance Payment Date (as defined below), Randall's shall pay to Barclay, on a bi-weekly basis, an amount equal to (a) his regular salary less (b) any amount paid during such bi-weekly time period pursuant to
            Section 5.1 of the E and C Agreement; provided, however, that any payment pursuant to this subparagraph 2(a) shall be further reduced for any customary payroll tax withholding and applicable deductions; and

      (b) On the Severance Payment Date, Randall's shall pay to Barclay a lump sum cash payment in an amount equal to $647,857 less the gross amount (after adding back in any withholding and deductions) paid pursuant to subparagraph 2(a) above (if any). Any payment pursuant to this subparagraph 2(b) shall be further reduced for any customary payroll tax withholding and applicable deductions.

For purposes of this paragraph 2, the term "Severance Payment Date" shall mean the later of (i) the Effective Date or (ii) the earlier of (A) the date of the closing of the "transactions" which are the subject of the Subscription Agreement dated as of April 2, 1997, among a Randall's Entity, an affiliate of Kohlberg Kravis Roberts & Co., and Robert R. Onstead, or (B) September 1, 1997. Barclay acknowledges and agrees that these severance payments exceed and fully satisfy any claim for severance he may have pursuant to any plan for severance maintained by any Randall's Entity. In the event that Barclay is entitled to severance payments pursuant to any severance plan or program of any Randall's Entity that cannot be voluntarily released by Barclay, the severance payment, set forth in this paragraph 2 shall be offset and reduced by any such payments.

      3. Prior Rights and Obligations. Except as otherwise expressly provided herein or in the E and C Agreement, this Agreement and Release extinguishes all rights, if any, which Barclay may have, and obligations, if any, which any of the Randall's Entities may have, contractual or otherwise, relating to the employment or resignation or termination of employment of Barclay with Randall's or any of the other Randall's Entities. All of Barclay's executive perquisites and benefits, except as otherwise provided herein or in the E and C Agreement, shall cease as of the Effective Date.

      4. Stock Option and Restricted Stock Plan. This Agreement and Release shall hereby amend the Restricted Period as set forth in the Restricted Stock Agreement effective September 30, 1996, between Randall's and Barclay (the "Restricted Stock Agreement"). The Restricted Period in paragraph 2 of the Restricted Stock Agreement shall expire as of the Effective Date and the shares subject to such Restricted Stock Agreement shall be delivered to Barclay at the same time the severance payment pursuant to subparagraph 2(b) is made provided that the conditions precedent set forth in paragraph 7 of the Restricted Stock Agreement are met.

      5. Company Assets. Barclay hereby represents and warrants that he has no claim or right, title, or interest in any property designated on the books of any Randall's Entities as property or assets of any of the Randall's Entities. Promptly after execution of this Agreement and Release, Barclay shall deliver to Randall's any such property in his possession or control.

      6. Barclay's Representation. Barclay represents, warrants, and agrees that he has not filed any claims, appeals, complaints, charges, or lawsuits against any of the Randall's Entities or their respective employees, officers, directors, shareholders, agents, and representatives (collectively, including the Randall's Entities, the "Randall's Parties") with any governmental agency or court and that he will not file or permit to be filed or accept benefit from any such claim, complaint, or petition filed with any court by him or on his behalf at any time hereafter; provided, however, this shall not limit Barclay from benefiting as a class member in Brian G. Popp and Ronald D. Moore v. Randalls Food Markets, Inc., et al. and this shall not limit Barclay from filing an action for the sole purpose of enforcing his rights under this Agreement and Release or under the E and C Agreement, and provided further, this paragraph 6 shall not limit Barclay from filing an action for the sole purpose of enforcing his rights pursuant to any plan maintained by Randall's which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Barclay represents and warrants that no other person or entity has any interest or assignment of any claims or causes of action, if any, he may have against any Randall's Party and which, except as provided herein, he now releases in their entirety.

      7. Release. Barclay agrees to release, acquit, and discharge and does hereby release, acquit, and discharge Randall's, all Randall's Entities, and all Randall's Parties, collectively and individually, from any and all claims and from any and all causes of action, of any kind or character, whether now known or not known, he may have against any of them, including, but not limited to, any claim for salary, benefits, expenses, costs, damages, compensation, remuneration, or wages; and all claims or causes of action arising from his employment, termination of employment, or any alleged discriminatory employment practices, including, but not limited to, any and all claims or causes of action arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Texas Commission on Human Rights Act, or any and all claims or causes of action arising under any other federal, state, or local laws pertaining to discrimination in employment or equal employment opportunity. This release also applies to any claims brought by any person or agency or class action under which Barclay may have a right or benefit; provided, however, this release shall not limit Barclay from benefiting as a class member in Brian G. Popp and Ronald D. Moore v. Randalls Food Markets, Inc., et al.; and provided further, however, this release shall not discharge Barclay's rights pursuant to any plan maintained by Randall's which is subject to ERISA. Notwithstanding anything to the contrary in the foregoing, nothing in this paragraph 7 shall serve to waive or release any rights or claims that may arise after the date this Agreement is executed and nothing in this paragraph 7 shall affect any future obligation Randall's may have pursuant to Section 2.4 and Section 2.5 of the E and C Agreement.

      8. No Admissions. Barclay expressly understands and agrees that the terms of this Agreement and Release are contractual and not merely recitals and that the agreements herein and consideration paid is to compromise doubtful and disputed claims, if any, avoid litigation, and buy peace, and that no statement or consideration given shall be construed as an admission of liability by any Randall's Party, all such liability being expressly denied.

      9. Assignability. Barclay's rights and obligations hereunder may not be sold, transferred, assigned, or otherwise alienated as this Agreement and Release is personal to Barclay.

      10. Remedies. Barclay and Randall's agree that, because damages at law for any breach or nonperformance of this Agreement and Release by Barclay, while recoverable, will be inadequate, this Agreement and Release may be enforced in equity by specific performance, injunction, accounting, or otherwise.

      11. Enforcement of Agreement and Release. No waiver or nonaction with respect to any breach by the other party of any provision of this Agreement and Release, nor the waiver or nonaction with respect to any breach of the provisions of similar agreements with other employees shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself. Should any provisions hereof be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement and Release. Portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

      12. Choice of Law. This Agreement and Release shall be governed by and construed and enforced, in all respects, in accordance with the laws of the State of Texas.

      13. Merger. This Agreement and Release supersedes, replaces, and merges all previous agreements (other than the E and C Agreement) and discussions relating to the same or similar subject matters between Barclay and Randall's and constitutes the entire agreement between Barclay and Randall's with respect to the subject matter of this Agreement and Release. This Agreement and Release may not be changed or terminated orally, and no change, termination, or waiver of this Agreement and Release or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of Randall's, by an authorized officer.

      14. No Derogatory Comments. Following the Effective Date, each of the Randall's Parties and Barclay shall refrain from making public or private comments relating to any Randall's Party and Barclay, respectively, which are derogatory or which may tend to injure any such party in its business, public or private affairs.

      15. Confidentiality. Barclay agrees that, following execution of this Agreement and Release, he will not disclose the terms hereof or the consideration for it received from Randall's, to any other person, except in the case where, and only to the extent that, there is a bona fide need for such disclosure to a third party, such as in connection with obtaining advice or furnishing personal financial information, and, in each such case, only on the condition that such other person keeps such information strictly confidential. The foregoing exception notwithstanding, Barclay agrees that such information will in no case be disclosed to any employee or former employee of any of the Randall's Entities. The foregoing obligations of confidentiality shall not apply to information that is required to be disclosed as a result of any applicable law, rule, or regulation of any governmental authority, any stock exchange, or any court.

      16. ADEA Rights. Barclay acknowledges and agrees:

            (a) that he has at least twenty-one (21) days or, if longer, the applicable period for valid waiver of claims under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act to review this Agreement and Release before accepting;

            (b) that he has been advised in writing by Randall's to consult with an attorney regarding the terms of this Agreement and Release;

            (c) that, if he accepts this Agreement and Release, he has seven (7) days following the execution of this Agreement and Release to revoke this Agreement and Release.

      17. Agreement and Release Voluntary. Barclay acknowledges and agrees that he has carefully read this Agreement and Release and understands that, except as expressly reserved herein, it is a release of all claims, known and unknown, past or present, including all claims under the Age Discrimination in Employment Act. Barclay further agrees that he has entered into this Agreement and Release for the above stated consideration. Barclay warrants that he is fully competent to execute this Agreement and Release which he understands to be contractual. Barclay further acknowledges that he executes this Agreement and Release of his own free will, after having a reasonable period of time to review, study, and deliberate regarding its meaning and effect, and after being advised to consult an attorney, and without reliance on any representation of any kind or character not expressly set forth herein. Finally, fully knowing its effect and for the consideration stated above, Barclay voluntarily executes this Agreement and Release.

      18. Effective Date. The "Effective Date" of this Agreement and Release shall be the eighth day after Barclay's execution and delivery to Randall's of this Agreement and Release in accordance with the terms and conditions set forth in Section 3.8 of the E and C Agreement, provided that Barclay has not revoked this Agreement and Release pursuant to paragraph 16(c). If Barclay revokes this Agreement and Release pursuant to paragraph 16(c), then this Agreement and Release shall be null and void.

      19. Death Benefits. In the event of Barclay's death prior to his receipt of all payments and other benefits provided for herein, Barclay's heirs, administrators, or legatees shall be entitled under this Agreement and Release to all of such remaining payments and benefits that otherwise would have been due Barclay.

      20. Headings. The paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of such paragraphs.

      21. Notices. Any notices required or permitted to be given under this Agreement and Release shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to Randall's to: Randall's Food Markets, Inc.
                          3663 Briarpark
                          Houston, Texas 77042
                          Attention: Chief Executive Officer

                          and

                          Kohlberg Kravis Roberts & Co.
                          c/o Mr. David Sorkin
                          Simpson Thatcher & Bartlett
                          425 Lexington Avenue
                          New York, New York 10017-3954

      If to Barclay to:   Ronnie W. Barclay
                          36 West Rivercrest
                          Houston, Texas 77042

      IN WITNESS WHEREOF, the parties have caused this Agreement and Release to be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, this ______ day of ___________________, __________.


                                            RANDALL'S FOOD MARKETS, INC.


                                            By:
                                               --------------------------
                                              Name:
                                                   ----------------------
                                              Title:
                                                    ---------------------


                                            Ronnie W. Barclay


                                            -----------------------------